Exhibit 5.1

Writer’s direct phone (202) 828-5360 Writer’s e-mail EStern@seyfarth.com	815 Connecticut Avenue, N.W. Suite 500 Washington, D.C. 20006-4004 (202) 463-2400 fax (202) 828-5393 www.seyfarth.com
November 22, 2006
InferX Corporation
1600 International Drive, Suite 110
McLean, VA 22102

Re:	InferX Corporation Registration Statement on Form SB-2
Dear Ladies and Gentlemen:
     We have acted as counsel to InferX Corporation, a Delaware corporation (the “Corporation”), in connection with the preparation of the Registration Statement on Form SB-2 (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission on November 22, 2006 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed public offering of up to 4,473,402 shares of the Corporation’s common stock (the “Common Stock”).
     This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act.
     In connection with our opinion, we have considered such questions of law and have examined such documents as we have deemed necessary to enable us to render the opinions contained herein.
     Based upon the foregoing, we are of the opinion that the shares of Common Stock when sold by the Corporation and the selling stockholders named in the Registration Statement to the public will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement.
Respectfully yours,
SEYFARTH SHAW LLP

/s/ Ernest M. Stern
Ernest M. Stern